Exhibit 10(b)

Form of Restricted Share Rights Award Agreement for grants on or after April 27, 2022

Brackets identify provisions that may vary depending on the particular grant, grant recipient and/or other relevant factors.

WELLS FARGO & COMPANY
2022 LONG-TERM INCENTIVE PLAN
RESTRICTED SHARE RIGHTS AWARD AGREEMENT

Grant Date: [applicable date]

1.Award. To encourage your continued employment with the Company or any Affiliate and to motivate you to help the Company increase stockholder value over the long term, Wells Fargo & Company (the “Company”) has awarded you the number of Restricted Share Rights as set forth on the acknowledgement screen for your grant on this website (the “Award”). Each Restricted Share Right entitles you to receive one share of Wells Fargo & Company common stock (“Common Stock”) contingent upon vesting and subject to the other terms and conditions set forth in the Company’s 2022 Long‑Term Incentive Plan, as may be amended from time to time (the “Plan”) and this Award Agreement.
2.Vesting. Except as otherwise provided in this Award Agreement, and subject to the Company’s right to recoup or forfeit all or any portion of this Award and other conditions as provided in this Award Agreement, the Restricted Share Rights will vest and be settled according to the following schedule:
[Vesting Schedule]
Shares of Common Stock in settlement of the Restricted Share Rights will be issued to you or, in case of your death, your Beneficiary determined in accordance with the Plan. Although you may receive dividend equivalents as provided below, you will have no rights as a stockholder of the Company with respect to your Restricted Share Rights until settlement. Upon vesting, each Restricted Share Right will be settled and distributed as one share of Common Stock except as otherwise provided in the Plan or this Award Agreement, subject to the Clawback Policy and the other terms of paragraph 3 and the restrictions in paragraphs 8 and 9 below. You acknowledge that your transactions in any shares of Common Stock you may acquire pursuant to this Award are subject to your compliance with the Company’s Personal Trading Policy, including with respect to certain blackout trading restrictions and preclearance requirements, to the extent applicable to you.
3.Clawback Policy. The Award is fully conditioned on and subject to the Performance Conditions (as defined in the Clawback Policy) to vesting and the other clawback, forfeiture and cancellation provisions described in the Wells Fargo & Company Clawback and Forfeiture Policy attached hereto as Exhibit B, as it may be amended from time to time (the “Clawback Policy”). The Award is also subject to any other applicable reduction, recoupment, “malus” or “clawback” policies, practices or provisions of the Company and its Affiliates, as in effect from time to time, and any applicable reduction, recoupment, malus or clawback requirements imposed under laws, rules and regulations.

In the event that you are subject to additional award payout criteria under the Wells Fargo Bonus Plan or a line-of-business incentive plan, then the Award is also fully conditioned on and subject to your risk performance, as described in such plan and determined by the Plan Administrator of such plan or his or her delegate (the “Plan Administrator”). The Plan Administrator may cancel all or any unpaid portion of the Award for negative risk or compliance outcomes at the individual level based on consideration of actual losses (as specified in the given plan), compliance, or risk infractions that occurred during any year this Award or a portion thereof is outstanding.

4.Termination.
(a)The definitions of the terms “Separation from Service”, “Disability”, “Change in Control”, [and] “Cause” [and “Retirement”] are set forth on Exhibit A to this Award Agreement, which definitions are incorporated by reference herein [and the definition of “Retirement” is set forth in paragraph 4(d)].
(b)If you cease to be an Employee due to your death, any unvested Restricted Share Rights awarded hereby (including any Restricted Share Rights granted with respect to dividend equivalents as provided below) will immediately vest upon your date of death and will be settled and distributed to your Beneficiary in shares of Common Stock between the date of your death and December 31 of the year following the year in which you die. Notwithstanding the foregoing, if by the last date set forth herein your Beneficiary has not presented evidence deemed satisfactory by the Company to allow transfer of the shares of Common Stock to the Beneficiary under applicable laws, the Company may treat all Restricted Share Rights as forfeited, in which case the Company shall have no obligation to issue shares of Common Stock, benefits or anything else in lieu of such shares to your Beneficiary and shall have no liability therefor.
(c)If the Affiliate that employs you incurs a Change in Control and you continue employment with the surviving or purchasing corporation or other entity (or ultimate parent thereof), as the case may be, immediately after the Change in Control, or if you experience an involuntary Separation from Service as a result of one of the following:
(1) application of the Company’s Extended Absence Policy to you in connection with a Disability,
(2) your termination of employment by the Company or an Affiliate without Cause, resulting in your receipt of severance pay in addition to any severance pay that may be mandated by applicable law, or
(3) the Company or Affiliate that employs you entering into a corporate transaction with another company (the “purchaser”) and pursuant to the terms of the transaction you are continuing in employment with the purchaser after completion of the corporate transaction, any unvested Restricted Share Rights awarded hereby (including any Restricted Share Rights granted with respect to dividend equivalents as provided below) will continue to vest and be settled upon the scheduled vesting date as set forth in paragraph 2 above, subject to the Clawback Policy and the other terms of paragraph 3 above and the restrictions in paragraphs 8 and 9 below. Notwithstanding the foregoing, if you die following an event described in this paragraph 4(c), any unvested Restricted Share Rights will vest in accordance with paragraph 4(b).
(d)If you experience a Separation from Service for a reason other than those addressed above, without Cause, and you satisfy the definition of Retirement either on your Separation from Service date or following your Separation from Service at the end of an approved leave of absence not to exceed six months, then provided that you continue to satisfy such [definition][definition’s vesting condition] through each applicable Award settlement date and that you complete any attestation to that effect as may be required by the Company, any unvested Restricted Share Rights awarded hereby (including any Restricted Share Rights granted with respect to dividend equivalents as provided below) will continue to vest and be settled upon the scheduled vesting date as set forth in paragraph 2 above, subject to the Clawback Policy and the other terms of paragraph 3 above and the restrictions in paragraphs 8 and 9 below [provided that beginning immediately after you cease to be an Employee and continuing until the last vesting date upon which all Restricted Share Rights granted hereunder shall become vested, to the fullest extent enforceable under applicable state law, you do not perform services as an officer, director, employee, consultant or otherwise for any business which is in competition with any line of business of the Company or any Affiliate for which you performed your responsibilities while you were employed by the Company or any Affiliate (including predecessors thereof) and which does business in any location in the geographic footprint of the Company or any Affiliate for which you performed your responsibilities (the “vesting condition”). For purposes of this Award, the term “Retirement” is defined as termination of employment after reaching (i) age 55 with five completed years of service or (ii) such more favorable treatment as may apply based on the practices of the Company in effect from time to time]. Notwithstanding the foregoing, if you die following Retirement, any unvested Restricted Share Rights will vest in accordance with paragraph 4(b), provided that you satisfied the definition of [Retirement][Retirement’s vesting condition] immediately prior to your date of death. If at any point you no longer satisfy the definition of [Retirement][Retirement’s vesting condition], all unvested Restricted Share Rights shall be immediately and irrevocably forfeited.
(e)If your employment terminates other than for a reason described in paragraphs 4(b), (c) or (d) above, any unvested Restricted Share Rights awarded hereby (including any Restricted Share Rights granted with respect to dividend equivalents as provided below) will immediately terminate without notice to you and will be forfeited.
5.Dividend Equivalents. During the period beginning on the Grant Date and ending on the date the applicable Restricted Share Rights vest and are distributed, or are forfeited, whichever occurs first, if the Company pays a dividend on the Common Stock, you will automatically receive, as of the payment date for such dividend, dividend equivalents in the form of additional Restricted Share Rights based on the amount or number of shares that would have been paid on the Restricted Share Rights had they been issued and outstanding shares of Common Stock as of the record date and, if a cash dividend, the closing price of the Common Stock on the New York Stock Exchange as of the dividend payment date. You will also automatically receive dividend equivalents with respect to such additional Restricted Share Rights, to be granted in the same manner. Restricted Share Rights granted with respect to dividend equivalents will be subject to the same vesting schedule and other terms and conditions as the underlying Restricted Share Rights, including the Company’s right of recoupment or forfeiture, and will be distributed in shares of Common Stock when, and if, the underlying Restricted Share Rights are settled and distributed.
6.Tax Withholding. Regardless of any action the Company or an Affiliate which is your employer (the “Employer”) takes with respect to any or all income tax, payroll tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you or deemed by the Company or the Employer to be an appropriate charge to you even if technically due by the Company or the Employer (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount (if any) withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer: (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant, vesting or settlement of the Restricted Share Rights, the issuance of shares of Common Stock upon settlement of the Restricted Share Rights, the subsequent sale of shares of Common Stock acquired pursuant to such issuance and the receipt of any dividends and/or any dividend equivalents; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for such Tax-Related Items or to achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, you shall pay or make adequate arrangements satisfactory to the Company or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion and pursuant to such procedures as the Company may specify from time to time, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (1) withholding from any wages or other cash compensation paid to you by the Company and/or the Employer; (2) withholding from proceeds of the sale of shares of Common Stock acquired upon vesting and settlement of the Restricted Share Rights either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); or (3) withholding in shares of Common Stock to be issued upon vesting and settlement of the Restricted Share Rights. Notwithstanding the foregoing, if you are subject to the short-swing profit rules of Section 16(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), the Company will withhold in shares of Common Stock upon the relevant tax withholding event, except with respect to any Tax-Related Items required to be withheld prior to the vesting dates set forth in paragraph 2 which may be withheld from your wages or other cash compensation. Only if withholding in shares of Common Stock is prevented by applicable law or has materially adverse accounting or tax consequences, may the Tax-Related Items withholding obligation for individuals subject to Section 16(b) of the Exchange Act be satisfied by one or a combination of methods (1) and (2) above.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. Anything to the contrary in this paragraph 6 notwithstanding, the Company’s or the Employer’s right to withhold any amounts payable pursuant to this Award to cover Tax-Related Items for any portion of the Award that is considered deferred compensation subject to Section 409A (as defined in paragraph 11 below) shall be limited to the minimum amount permitted to avoid a prohibited acceleration under Section 409A. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, you will be deemed to have been issued the full number of shares of Common Stock subject to the vested Restricted Share Rights, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.
Finally, you shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares, or the proceeds of the sale of shares of Common Stock, if you fail to comply with your obligations in connection with the Tax-Related Items.
7.Nontransferable. Unless the Committee provides otherwise, (i) no rights under this Award will be assignable or transferable, and neither you nor your Beneficiary will have any power to anticipate, alienate, dispose of, pledge or encumber any rights under this Award, and (ii) the rights and the benefits of this Award may be exercised and received during your lifetime only by you or your legal representative.
8.Other Restrictions; Amendment. The grant of the Award and issuance of Common Stock hereunder is subject to compliance by the Company, its Affiliates and you with all legal and regulatory requirements applicable thereto, including compliance with the requirements of 12 C.F.R. Part 359, orders issued under 12 U.S.C. § 1818(b) (together with any agreements related thereto, “orders”) and tax withholding obligations, and with all applicable regulations of any stock exchange on which the Common Stock may be listed at the time of issuance. For the avoidance of doubt, regulatory approval under Part 359 or any orders to which the Company is a party may be required for the issuance of Common Stock hereunder in certain circumstances, and the Company cannot provide any assurance that it will be able to request such approval in accordance with the requirements of Part 359 or any applicable order or that any requested approval will be received. Subject to paragraphs 11 and 12 below, the Committee or its delegate may, in its sole discretion and without your consent, reduce, delay vesting, modify, revoke, cancel, impose additional conditions and restrictions on or recover all or a portion of this Award if the Committee or its delegate deems it necessary or advisable to comply with, or to promote or facilitate compliance with, applicable laws, rules and regulations or as required under any procedures or policies implemented by the Company in furtherance of such legal or regulatory compliance.
9.Restrictive Covenants. In consideration of the terms of this Award and your access to Confidential Information, you agree to the restrictive covenants and associated remedies as set forth below, which exist independently of and in addition to any obligation to which you are subject under the terms of the Wells Fargo Agreement Regarding Trade Secrets, Confidential Information, Non-Solicitation, and Assignment of Inventions (the “TSA”):
(a)Trade Secrets and Confidential Information. During the course of your employment, you will acquire knowledge of the Company’s and/or any Affiliate’s (collectively “WFC”) Trade Secrets and other proprietary information relating to its business, business methods, personnel, and customers (collectively, “Confidential Information”). “Trade Secrets” means WFC’s confidential information, which has an economic value in being secret and which WFC has taken steps to keep secret and you understand and agree that Trade Secrets include, but are not limited to, confidentially maintained client and customer lists and information, and confidentially maintained prospective client and customer lists and information. You agree that Confidential Information of WFC is to be used solely and exclusively for the purpose of conducting business on behalf of WFC. You agree to keep such Confidential Information confidential and will not divulge, use or disclose this information except for that purpose. In addition, you agree that, both during and after your employment, you will not remove, share, disseminate or otherwise use WFC’s Trade Secrets to directly or indirectly solicit, participate in or induce the solicitation of any of WFC’s clients, customers, or prospective customers for the purpose of providing products or services that are in competition with WFC’s products or services. Notwithstanding the foregoing, nothing contained in this Award Agreement prohibits or restricts you (or your attorney) from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the National Labor Relations Board, the Equal Employment Opportunity Commission, or any self-regulatory organization or governmental authority charged with the enforcement of any laws.
(b)Assignment of Inventions. You acknowledge and agree that all inventions and all worldwide intellectual property rights that you make, conceive or first reduce to practice (alone or in conjunction with others) during your employment with WFC are owned by WFC that (1) relate at the time of conception or reduction to practice of the invention to WFC’s business, or actual or demonstrably anticipated research or development of WFC whether or not you made, conceived or first reduced the inventions to practice during normal working hours; and (2) involve the use of any time, material, information, or facility of WFC.
(c)Non-solicitation. If you are currently subject to a TSA, you shall continue to be bound by the applicable and enforceable terms of the TSA. You also agree to the below terms independently of, and in addition to, any obligation to which you are subject under the terms of the TSA. If you are not currently subject to a TSA, you agree to the following:
For a period of one year immediately following termination of your employment for any reason, you will not do any of the following, either directly or indirectly or through associates, agents, or employees:
i.to the fullest extent enforceable under the applicable state law, solicit, recruit or induce the solicitation or recruitment of any employee or consultant of WFC for the purpose of encouraging that employee or consultant to leave WFC’s employ or sever an agreement for services; or
ii.to the fullest extent enforceable under the applicable state law, solicit, participate in or induce the solicitation of any of WFC’s clients, customers, or prospective customers with whom you had Material Contact and/or regarding whom you received Confidential Information, for the purpose of providing products or services that are in competition with WFC’s products or services. "Material Contact" means interaction between you and the customer, client or prospective customer within one (1) year prior to your last day as an Employee which takes place to manage, service or further the business relationship.

The one-year limitation is not intended to limit WFC’s right to prevent misappropriation of its Confidential Information beyond the one-year period.
(d)Notice Period. In order to ensure a smooth transition of business and relationships, [if you are an Employee with a job title and/or job description set forth in Exhibit A], you agree to provide the Company with [90 days’] advance written notice before resigning or Retiring from the Company or an Affiliate. [The required timing of such advance written notice is set forth in Exhibit A, corresponding to your job title and/or job description, with the number of days between your notice and your resignation or Retirement constituting the length of your required notice period.]

To the fullest extent enforceable under applicable state law, this provision shall apply unless a longer notice period is applicable to you pursuant to a Company or Affiliate policy or an agreement between you and the Company or an Affiliate, in which case such longer notice period shall be required. You hereby acknowledge and agree that during your applicable notice period, you will continue to be an employee of the Company or an Affiliate and will be required to assist in the transition of your responsibilities; provided, however, that the Company may instruct you not to report to work during your notice period and may, in its sole discretion, restrict your access to Company systems, shorten the duration of your notice period, or waive your notice period. During any applicable notice period (as shortened by the Company, if applicable), you will continue to receive your base salary. Failure to comply with the notice period applicable to you will cause any then unvested Restricted Share Rights awarded hereby (including any Restricted Share Rights granted with respect to dividend equivalents as provided above) to immediately terminate and be forfeited without notice to you.
(e)Violation of TSA or Restrictive Covenants. If you breach any of the terms of a TSA and/or the restrictive covenants in paragraph 9(a), (b) or (c) above or the applicable notice period requirement in paragraph 9(d) above, all unvested Restricted Share Rights shall be immediately and irrevocably forfeited. For any Restricted Share Rights that vested within one (1) year prior to the termination of your employment with WFC or at any time after your termination, you may be required to repay or otherwise reimburse WFC an amount having a value equal to the aggregate fair market value (determined as of the date of vesting) of such vested shares. This paragraph does not constitute the Company’s exclusive remedy for violation of your restrictive covenant obligations, and WFC may seek any additional legal or equitable remedy, including injunctive relief, for any such violation.
10.No Employment Agreement. Neither the award to you of the Restricted Share Rights nor the delivery to you of this Award Agreement or any other document relating to the Restricted Share Rights will confer on you the right to continued employment with the Company or any Affiliate. You understand that your employment with the Company or any Affiliate is “at will” and nothing in this document changes, alters or modifies your “at will” status or your obligation to comply with all policies, procedures and rules of the Company, as they may be adopted or amended from time to time.
11.Section 409A. This Award is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable Treasury Regulations or other binding guidance thereunder (“Section 409A”). Accordingly, all provisions included in this Award Agreement, or incorporated by reference, will be interpreted and administered in accordance with that intent. If any provision of the Plan or this Award Agreement would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended or limited so as to avoid the conflict; provided, however, that the Company makes no representation that the Award is exempt from or complies with Section 409A and makes no undertaking to preclude Section 409A from applying to the Award. The Company will have no liability to you or to any other party if the Award or payment of the Award that is intended to be compliant with Section 409A is not so compliant or for any action taken by the Committee with respect thereto.
12.Six-month Delay. Notwithstanding any provision of the Plan or this Award Agreement to the contrary, if, upon your Separation from Service for any reason, the Company determines that you are a “Specified Employee” for purposes of Section 409A and in accordance with guidelines established by the Company from time to time, your Restricted Share Rights, if subject to settlement upon your Separation from Service and if required pursuant to Section 409A, will not settle before the date that is the first business day following the six-month anniversary of such Separation from Service, or, if earlier, upon your death.
13.Stock Ownership Policy. If you are an Executive Officer of the Company or a member of its Operating Committee, as a condition to receiving this Award, you agree that you are subject to the Company’s stock ownership policy, as may be amended from time to time, and that as a result, you may be required to hold, including after your retirement, all or a portion of any shares of Common Stock issued to you pursuant to this Award in order to achieve compliance with such stock ownership policy.

14.Severability and Judicial Modification. If any provision of this Award Agreement is held to be invalid or unenforceable under pertinent state law or otherwise or the Company elects not to enforce any such provision, including but not limited to paragraph 9(c)(ii), the remaining provisions shall remain in full force and effect and the invalid or unenforceable provision shall be modified only to the extent necessary to render that provision valid and enforceable to the fullest extent permitted by law. If the invalid or unenforceable provision cannot be, or is not, modified, that provision shall be severed from this Award Agreement and all other provisions shall remain valid and enforceable.
15.Additional Provisions. This Award Agreement is subject to the provisions of the Plan. Capitalized terms not defined in this Award Agreement or on Exhibit A hereto are used as defined in the Plan. If the Plan and this Award Agreement are inconsistent, the provisions of the Plan will govern. Interpretations of the Plan and this Award Agreement by the Committee are binding on you and the Company.
16.Applicable Law. This Award Agreement and the award of Restricted Share Rights evidenced hereby will be governed by, and construed in accordance with the laws of the state of Delaware (without regard to its choice-of-law provisions), except to the extent Federal law would apply.
17.Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the Award and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with applicable law or facilitate the administration of the Plan and provided the imposition of the term or condition will not result in adverse accounting expense to the Company, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
18.Electronic Delivery and Acceptance. The Company is electronically delivering documents related to current or future participation in the Plan and is requesting your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through the current plan administrator’s on-line system, or any other on-line system or electronic means that the Company may decide, in its sole discretion, to use in the future.
19.Entire Agreement. The Plan is incorporated herein by reference. The Plan and this Award Agreement (including Exhibit A and Exhibit B attached hereto) constitute the entire agreement of the parties with respect to the Award and supersede in their entirety all prior proposals, undertakings and agreements, written or oral, and all other communications between you and the Company with respect to the Award.
[Insert requirement to acknowledge and accept grant terms]

Exhibit A
Certain Definitions

Cause
“Cause” means (1) the continued failure by you to substantially perform your duties; (2) your conviction of a crime involving dishonesty or breach of trust, conviction of a felony, or commission of any act that makes you ineligible for coverage under the Company’s fidelity bond or otherwise makes you ineligible for continued employment; or (3) your violation of the Company’s policies, including but not limited to Wells Fargo’s Code of Ethics and Business Conduct (or the Code applicable to your line of business), Anti-Bribery and Corruption Policy, Information Security Policies, and Risk Management Accountability Policy. For the avoidance of doubt, an event or conduct constituting Cause could take place before or after your termination of employment.
Change in Control
Notwithstanding the definition set forth in the Plan, for purposes of this Award, “Change in Control” means a change in the ownership or effective control of the Company or the Affiliate that employs you, or in the ownership of a substantial portion of the assets of the Company or the Affiliate that employs you within the meaning of Treasury Regulation Section 1.409A-3(i)(5) as determined by the Company.
Disability
You will be considered to have a “Disability” if you are (1) receiving income replacement benefits for a period of not less than three months under the Company’s or an Affiliate’s long-term disability plan as a result of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (2) determined by the Social Security Administration to be eligible for social security disability benefits.
[Financial Services Industry Business or Entity
“Financial Services Industry Business or Entity” means any business or entity that competes, or plans on competing, in or with any line of business of the Company, including but not limited to the below:
•Consumer banking, consumer lending, and/or commercial banking, including, but not limited to, auto finance, deposits, originating and servicing mortgages, servicing and issuing credit and debit cards, payment servicing or processing or merchant services, custody, trust, treasury and/or lending and processing services, digital banking, middle market banking, and investment services.
•Wealth services, brokerage services, asset/investment management services, alternative investments (such as real estate, hedge funds, private credit, private equity).
•Investment, financial, or economic advisory services, including but not limited to, investment banking services (such as advising on mergers or acquisitions, underwriting, dealing in, or making a market in securities).
•Insurance, providing and issuing annuities, and serving as an agent or broker for purposes of the same.

In addition, any company that provides the aforementioned services, products, or consulting in regard to such services, including banks, fintech, consulting, technology, and retail, may be considered a Financial Services Industry Business or Entity. Government and non-profit organizations are not considered Financial Services Industry Businesses or Entities.]

[Retirement

“Retirement” means:
(a)termination of employment after reaching the earliest of (i) age 55 with five (5) completed years of service, [or] (ii) 80 points (with one point credited for each completed age year and one point credited for each completed year of service) [or (iii) age 65, provided that such age is attained by the end of the vesting period]; and
(b)provided that beginning immediately after you cease to be an Employee and continuing until the last vesting date upon which all Restricted Share Rights granted hereunder shall become vested, to the fullest extent enforceable under applicable state law, you do not perform services as an officer, director, employee, consultant or otherwise for any Financial Services Industry Business or Entity (see Financial Services Industry Business or Entity definition above).
For purposes of this definition, you are credited with one year of service after completion of each full 12-month period of employment with the Company or an Affiliate as determined by the Company or Affiliate.

This definition’s restriction on performing services for a Financial Services Industry Business or Entity does not apply to employees who primarily reside in California or whose primary work location for the Company or an Affiliate, at the time of the termination of their employment, was California, Oklahoma, or North Dakota.
In addition, this definition’s restriction on performing services for a Financial Services Industry Business or Entity, and the corresponding attestation, are limited to the following time periods for individuals in the following states:
•If you primarily live or work in Massachusetts, for no longer than twelve (12) months from the termination of your employment.
•If you primarily live or work in Oregon, for no longer than twelve (12) months from the termination of your employment.
•If you primarily live or work in Washington, for no longer than eighteen (18) months from the termination of your employment.]

Separation from Service

Your “Separation from Service” occurs upon your death, retirement or other termination of employment or other event that qualifies as a “separation from service” under Internal Revenue Code Section 409A and the applicable regulations thereunder as in effect from time to time. The Company shall determine in each case when your Separation from Service has occurred, which determination shall be made in a manner consistent with Treasury Regulation Section 1.409A-1(h). The Company shall determine that a Separation from Service has occurred as of a certain date when the facts and circumstances indicate that the Company (or an Affiliate, if applicable) and you reasonably anticipate that, after that date, you will render no further services, or your level of bona fide services (either as an employee or independent contractor) will permanently decrease to a level that is 20% or less than the average level of your bona fide services (either as an employee or independent contractor) previously in effect for you over the immediately preceding 36-month period (or your entire period of service, if you have been providing services for less than 36 months).

The following presumptions shall also apply to all such determinations:

(1) Transfers. A Separation from Service has not occurred upon your transfer of employment from the Company to an Affiliate or vice versa, or from an Affiliate to another Affiliate.

(2) Medical leave of absence. Where you have a medical leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, and you have not returned to employment with the Company or an Affiliate, a Separation from Service has occurred on the earlier of: (A) the first day on which you would not be considered “disabled” under any disability policy of the Company or Affiliate under which you are then receiving a benefit; or (B) the first day on which your medical leave of absence period exceeds 29 months.

(3) Military leave of absence. Where you have a military leave of absence, and you have not returned to employment with the Company or an Affiliate, a Separation from Service has occurred on the day next following the last day on which you are entitled to reemployment rights under USERRA.

(4)    Other leaves of absence. In the event that you are on a bona fide leave of absence, not otherwise described in this definition, from which you have not returned to employment with the Company or an Affiliate, your Separation from Service has occurred on the first day on which your leave of absence period exceeds six months or, if earlier, upon your termination of employment (provided that such termination of employment constitutes a Separation from Service in accordance with the last sentence of the first paragraph of this definition).

(5) Asset purchase transaction. If, in connection with the sale or other disposition of substantial assets (such as a division or substantially all assets of a trade or business) of the Company or an Affiliate to an unrelated buyer, you become an employee of the buyer or an affiliate of the buyer upon the closing of or in connection with such transaction, a Separation from Service has not occurred if the Company and the buyer have specified that such transaction will not, with respect to any individual affected by such transaction who becomes an employee of the buyer or an affiliate, be considered a “separation from service” under Treasury Regulation Section 1.409A-1(h), and such specification meets the requirements of Treasury Regulation Section 1.409A-1(h)(4).

[Notice Period

The applicable period of advance written notice required by paragraph 9(d) of the Award Agreement prior to your resigning or Retiring from the Company or an Affiliate depends upon your job title and/or job description, as set forth in the table below:

Business Division	Applicable Job Titles and/or Job Descriptions	Length of Required Notice Period
Any business division of Wells Fargo & Company or its Affiliates	•Senior Executive Vice President •Executive Vice President •Direct report of an Operating Committee member, excluding non-executives	90 days
Corporate & Investment Banking (CIB)	Managing Director	90 days
	Director	60 days
	Vice President	30 days
Commercial Banking	Managing Director	90 days
	Director in Commercial Capital	60 days]

Exhibit B
WELLS FARGO & COMPANY
Clawback and Forfeiture Policy

Effective as of January 1, 2021, this Clawback and Forfeiture Policy (the “Policy”) of Wells Fargo & Company (”Wells Fargo”), as adopted by Wells Fargo’s Board of Directors, is as follows.

1.Definitions. For purposes of this Policy the following terms shall have the meanings set forth below:

1.1    “Affiliate” has the meaning set forth in the Wells Fargo & Company Long Term Incentive Compensation Plan.

1.2    “Award” means any specific award of Incentive Compensation.

1.3    “Board” means the Board of Directors of Wells Fargo.

1.4    “Cause” means (1) the continued failure by the employee to substantially perform his/her duties; (2) conviction of a crime involving dishonesty or breach of trust, conviction of a felony, or commission of any act that makes the employee ineligible for coverage under the Company’s fidelity bond or otherwise makes the employee ineligible for continued employment; (3) the employee’s violation of the Company’s policies including but not limited to Wells Fargo’s Code of Ethics and Business Conduct (or the Code applicable to the employee’s line of business), Anti-Bribery and Corruption Policy, Information Security Policies, and Risk Management Accountability Policy; or (4) the employee’s breach of confidentiality or restrictive covenants entered into between the employee and the Company. For the avoidance of doubt, an event or conduct constituting Cause could arise, or be discovered by the Company, before or after the employee’s termination of employment.

1.5    “Committee” means the Human Resources Committee of the Board or such other committee as designated by the Board.

1.6    “Company” means Wells Fargo, a Delaware corporation, and its Affiliates.

1.7    “Covered Employee(s) in Management” or “CEM(s)” means an employee who has been designated as a CEM by the Company based on his or her role, responsibilities, or activities, in each case under criteria established by the Company from time to time.

1.8    “Executive Officer” means any executive officer as designated by the Board to be subject to Section 16 of the Securities Exchange Act of 1934, as amended.

1.9    “Incentive Compensation” means all incentives, whether paid in cash or in equity that are awarded, granted, earned, vested or paid to an employee.

1.10    “Performance Conditions” has the meaning set forth in Section 2.2 of the Policy.

1.11    “Performance Share” has the meaning set forth in the Wells Fargo & Company Long-Term Incentive Compensation Plan.

2.Authority to Claw back, Cancel, or Forfeit Incentive Compensation. The Committee shall be authorized to claw back, cancel, or forfeit Incentive Compensation from employees, including former employees of the Company, to the extent permitted by applicable law, in the following circumstances:

2.1    Short-Term Cash-Based Incentive Compensation. The Committee may claw back of all or part of short-term cash-based Incentive Compensation (“cash incentive”) previously paid to a CEM to the extent that:

a)The amount of the cash incentive was based upon the achievement of certain financial results that were subsequently reduced due to a financial restatement (public restatement) or was based upon one or more materially inaccurate performance metrics; or

b)The CEM engaged in willful misconduct or gross negligence that caused material financial or reputational harm to the Company.

2.2    Long-Term Incentive Compensation. The Committee may (1) claw back all or a portion of any previously vested or paid long-term Award; or (2) cause a performance adjustment, including the forfeiture or cancellation, of all or a portion of any unpaid or unvested long-term Award, if the Committee, or such other designee as referenced above, determines, in its discretion, that any one of the following “Performance Conditions” has occurred:

a)The employee engages in: (1) misconduct or commits an error that, in each case, causes material financial or reputational harm to the Company or to the employee’s business group; or (2) for purposes of a cancellation or forfeiture (but not for clawback), any conduct that constitutes Cause;

b)The amount of the Award was based upon the achievement of certain financial results that were subsequently reduced due to a financial restatement (public restatement) or was based upon one or more materially inaccurate performance metrics;

c)In connection with the employee’s job responsibilities, (1) failure through willful misconduct or gross negligence of the employee, including in a supervisory capacity, to identify, escalate, monitor, or manage, in a timely manner risks material to the Company or to the employee’s business group in accordance with Company policies and procedures (as applicable) or (2) the Company or the employee’s business group suffers a material failure of risk management; or

d)For purposes of unpaid or unvested Performance Share Awards only, failure of the employee, based on his or her role and responsibility, to achieve progress on resolving outstanding consent orders and/or other regulatory matters in accordance with commitments made by the Company.

The Committee may consider any factors it determines necessary or appropriate in determining whether any of the aforementioned conditions apply and in determining whether a clawback or a performance adjustment, including forfeiture or cancellation, is appropriate and the amount thereof based on the particular facts and circumstances. All determinations by the Committee will be final and binding.

In addition, the Company may dismiss the employee, authorize legal action, or take such other action to enforce the employee’s obligations to the Company as the Company may deem appropriate based on the particular facts and circumstances. The Company in determining the appropriate action, may but shall not be required to take into account penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities. The Company’s power to determine the appropriate remedial action with respect to the employee is in addition to, and not in replacement of, remedies imposed by such third party entities.

3.Method of Clawback. The Committee, in its discretion, shall determine whether the Company shall effect a clawback (subject to applicable law) by (a) seeking repayment from the employee, (b) reducing the amount that would otherwise be payable to the employee under any compensation, bonus, incentive, equity or other benefit plan, agreement, policy or arrangement maintained by the Company, (c) canceling any unpaid or unvested Incentive Compensation previously awarded to the employee, (d) withholding compensation including grants of compensatory or equity awards, that otherwise would have been paid or made in accordance with the Company’s compensation practices, commitments, or decisions, or (e) any combination of the foregoing.

4.Performance Year(s) Subject to Clawback or Forfeiture. The requirements of this Policy shall apply to (a) the most recent Incentive Compensation that has been vested and/or paid, so long as such payment(s) have taken place within five years from when the Committee approves a clawback; and (b) all unvested and/or unpaid Incentive Compensation.

5.Delegation of Authority. Any power of the Committee under this Policy may be exercised, except with respect to Executive Officers, by a duly authorized delegate of the Committee.

6.Interpretation.

6.1    The Committee has full authority to make determinations regarding the interpretation of the provisions of this Policy.

6.2    This Policy is applicable to all Incentive Compensation awarded or granted beginning January 1, 2021.

6.3    In the event of any conflict between the terms of this Policy and the terms of any Company plan, agreement, policy or arrangement under which Incentive Compensation has been granted or awarded, the terms of this Policy shall prevail.

6.4    In the event that any provision of this Policy or any part hereof is found invalid, the remainder of this Policy will be binding on the parties hereto and will be construed as if the invalid provision or part thereof had been deleted from this Policy.

6.5    This Policy shall not apply to employees categorized as Identified Staff who are subject to the Malus and Clawback Policy for Identified Staff Team Members. “Identified Staff” means individuals who have been classified as identified staff for the purposes of the remuneration codes of the UK Financial Conduct Authority, the remuneration rules of the UK Prudential Regulation Authority, the Investment Firms Prudential Rules of the UK Financial Conduct Authority, the EU Capital Requirements Directive, the EU Alternative Investment Fund Managers Directive, the EU Undertakings for Collective Investment in Transferable Securities Directive, the EU Investment Firms Directive, or any associated directives, regulations and implementing legislation, rules or guidance, in each case as amended or replaced from time to time.

6.6    To the extent Section 409A of the Internal Revenue Code is applicable to any Award, this Policy does not authorize any offset or substitution that would not comply with such Section.

7.Amendment or Termination. The Board or the Committee shall have the right to amend or cancel this Policy at any time if it determines in its sole discretion that such action would be in the best interests of the Company. Notwithstanding the authority of the Board or the Committee to amend this Policy, Wells Fargo’s Chief Human Resources Officer or the Head of Total Rewards, or such equivalent title, may amend the Policy to incorporate administrative revisions.